Exhibit 10.2

CONTRACT OF EMPLOYMENT

between

(Employee)	(Employer or Company)

Falko Busse	Bruker BioSpin AG
Date of Birth: May 14th 1966	lndustriestrasse 26
Citizen of: Germany	8117 Fällanden

RECITALS

The Employee will be employed by the Company and appointed by Bruker in a global function role as Group President of the Bruker BioSpin Group (BBIO Group), which presently consists of four Divisions. The exact composition of this BBIO Group within Bruker could change from time to time in the future.

Employer and Employee hereby agree on the terms and conditions of the Employee’s employment and on certain other matters as follows:

1.                                      COMMENCEMENT OF EMPLOYMENT

This contract is effective as of May 1st, 2018 and replaces the contract signed on May 8th, 2015 with Bruker BioSpin GmbH. Employment may commence at a later agreed upon date, in case Swiss stay visa or work permission cannot be issued in time.

This is an open-ended contract. This employment contract becomes effective once it has been duly signed by the parties, on May 1st, 2018.

2.                                      POSITION, PLACE OF WORK

The employee will be employed by the Company and appointed by Bruker as of the effective date in an executive position as Group President of the BBIO Group.

This position reports to the President and Chief Executive Officer (“CEO”) of Bruker. The Employee’s place of work shall be at the Company’s office in Faellanden/CH. The Employee’s duties require the Employee to regularly travel on business for the Company or Bruker to other locations both in Europe and overseas.

3.                                      RENUMERATION

The total annual compensation consists of the Base Salary, the target cash bonus and the long-term Equity incentive.

The annual Base salary for 100% employment shall be CHF 345’581.- (three-hundred-forty-five thousand five-hundred-eighty-one Swiss Francs) per annum, pro-rated for the remainder of 2018, payable in cash with 12 equal monthly installments, subject to any deduction or withholdings required by Swiss law.

The Target Bonus shall be CHF 172’790.50 (one-hundred-seventy-two thousand seven-hundred-ninety Swiss Francs and fifty cents), pro-rated for the remainder of 2018, subject to an annual goals achievement review which is based upon achieving key financial metrics of the BBIO Group business plan and other agreed-upon individual business goals.

The annual financial goals to be achieved will be set either by the Bruker CEO or the Bruker Board of Directors’ Compensation Committee, based upon the annual business plan for the BBIO Group. Individual goals shall be discussed between the Employee and the CEO, and then will be set by the Bruker CEO or the Bruker Board of Directors’ Compensations Committee, typically in the first quarter of each calendar year.

The Target Bonus for a given calendar year is typically paid in April of the following year, but payout dates may change and will occur as soon as practicable after audited results are approved.

The Long-Term Equity Incentive (LTEI) shall consist of Bruker Options and/or restricted shares, or similar equity or equity-like grants, valued at CHF 175’000.- (one hundred-seventy-five thousand Swiss Francs). It is Bruker’s intention to make this an annual grant, as it is understood, that this in an important part of the Employee’s overall annual compensation, but formally equity grants are at the discretion of the Bruker Board’s Compensation Committee. Should such a LTEI grant not be made, total annual compensation will be reviewed.

The LTEI grants will typically be awarded in August of each calendar year, and are legally governed by individual Bruker Stock Option and/or Restricted Stock Award Agreements.

The grants will typically consist of a mix of 25% Bruker stock options and/or 75% Bruker restricted stock units (RSUs), in terms of value, not in terms of units, but this mix may change from time to time.

4.                                      COMPANY CAR

The Employee will be provided with a Company car appropriate to his position (through leasing agreement), specific terms to be discussed prior to the start of employment and according to the Company car policy.

5.                                      PENSION PLAN (BVG) AND BUSINESS SALARY INSURANCE

The provisions of the rules and regulations of the Collective Foundation Swiss Life AG, which the employee received, form an integral part of this contract. The entry into the pension fund starts with the employment and is in accordance with the regulations.

In addition, in case of Employee’s death, the Employer shall continue to pay Base salary for six months.

6.                                      BUSINESS TRAVEL AND MOBILE PHONE & DATA DEVICE

Employee shall arrange all business travel in accordance with the Company’s travel policy as in effect from time to time.

The Employee shall be provided with mobile phone and mobile data device for business and reasonable private use / purpose, whereby all costs shall be borne by the Company.

7.                                      REIMBURSEMENT OF COSTS

The Company shall reimburse Employee for any business expense against invoice and in accordance with expense regulation, if these were reasonably incurred by the Employee when promoting the business of Bruker.

8.                                      WORK TIME

The work time is 41.5 hours per week at a workload of 100%. The Employee’s working time shall be commensurate with the tasks and responsibility of his position. It shall be adapted to the necessities of the business and the proper conduct of the Company’s and Bruker’s affairs. Because of this management position there is no time recording.

In this hierarchy level, 5 vacation days will be credited for the Employee. Any overtime work or travel outside ordinary business hours shall be deemed compensated by the remuneration set out above and the Employee shall not be entitled to any overtime pay or compensation.

9.                                      VACATION & HOLIDAYS

Vacation days will be granted in compliance with Bruker Swiss personnel guidelines for employees with similar seniority.

10.                               PROBATION AND PERIOD OF NOTICE

The statutory probation period is waived.

This employment contract can be terminated by either party giving six (6) months written notice as per the end of any calendar month.

11.                               EMPLOYEE’S GENERAL OBLIGATIONS AND RIGHTS

The Employee shall faithfully and diligently perform his tasks, in compliance with the instructions given to him by the CEO and/or the Board of Directors of Bruker.

During the entire employment, the Employee will be required to follow all of the Employer’s and Bruker’s internal policies and to conduct his business activities at all times in accordance with the highest legal, ethical and professional standards, and in accordance with Bruker’s Code of Conduct.

The Employee shall devote his full working time to Bruker and shall not undertake other professional activities, whether paid or unpaid, and/or accept other employments.

The Employee shall not establish or maintain any material form of additional, non-company related business connection with any customer or supplier of Bruker, or Bruker itself, unless written permission from an authorized officer of Bruker is obtained prior to the establishment of such additional business connection.

12.                               D&O INSURANCE

The Employee shall be covered by Bruker’s Directors & Officers (D&O) Insurance and Bruker shall, upon the Employee’s request, disclose the policy and any extension or alteration thereof.

13.                               CONFIDENTIALITY AND CARE

The Employee acknowledges and agrees to the fact that the employment relationship will give him access to certain non-public information relating to Bruker’s business, to the customers and to business secrets of Bruker and that the use of such knowledge other than for the benefit of Bruker would significantly damage Bruker.

The Employee further acknowledges and agrees that as a result of his employment by the Company, he will become acquainted with other Bruker employees and their abilities and that such information is proprietary to Bruker.

The Employee shall not disclose at any time (except as the Employee’s Company or Bruker duties may require), either during, or subsequent to, the Employee’s employment, any technical or business information, including, but not limited to, electronic circuitry, electronic and mechanical drawings, measurement methods, manufacturing techniques, software, chemical or biological techniques or methods, production or sales activities, customer lists of either existing customers or prospects, inventions, application notes, research and development reports, present and future business lines or direction of business or other matters which are of a secret or confidential nature; as all such and related items are information considered to be of a confidential nature, and to be Bruker property.

Upon termination of his employment hereunder (for whatever reason) and at any other time at Bruker’s request, the Employee shall, without retaining any copies or other record thereof, deliver to Bruker or any person Bruker may nominate, each and every document and all other material of whatever nature in the possession or under the control of the Employee containing or relating directly or indirectly to any Confidential Information.

The confidentiality undertaking set forth in this Section 13 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

14.                               INTELLECTUAL PROPERTY

All inventions and designs and other proprietary work effort which the Employee either alone or in conjunction with others invents, conceives, makes or produces while employed by Bruker (whether during working hours or not) and which directly or indirectly:

a)             relate to matters within the scope of the Employee’s duties or field of responsibility; or

b)             are based on the Employee’s knowledge of the actual or anticipated business or interests of the Company or any of the Bruker companies; or

c)              are aided by the use of time, materials, facilities or information of the Company or any of the Bruker companies;

and all legal rights therein shall be the sole and exclusive property of Bruker.

The Employee shall communicate to Bruker promptly, confidentially and fully all inventions made or conceived by the Employee (whether made solely by the Employee, or jointly with others) from the time of entering Bruker’s employment until the Employee leaves Bruker.

The Employee shall assist, execute and perform at the expense of Bruker and its nominees both during the continuance of his employment hereunder and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by Bruker for the purpose of obtaining and enforcing in such countries as Bruker may direct all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by Bruker and for vesting the same in Bruker or as Bruker may direct.

Such inventions to be and remain the sole and exclusive property of Bruker or its nominees, whether patented or not.

The Employee shall make and maintain adequate and current written records of all such inventions, in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to Bruker or its nominees at all times.

The Employee is recognizing that inventions made or conceived by the Employee relating to the Employee’s activities while working for Bruker and conceived, reduced to practice, created, derived, developed, or made by the Employee, alone or with others, within three (3) months after the termination of the Employee’s employment with Bruker may have been conceived, reduced to practice, created, derived, developed, or made in significant part while employed by Bruker, to presume that such inventions have been conceived, reduced to practice, created, derived, developed, or made during the Employee’s employment with Bruker and to assign the same promptly to Bruker, unless and until the Employee establishes to the contrary by written evidence satisfying the clear and convincing standard of proof.

The Employee agrees to notify Bruker in writing before the Employee makes any disclosure or performs any work for, or on behalf of, Bruker, which appears to threaten or conflict with:

a)             rights that the Employee claims in any invention or idea conceived by the Employee or others prior to his employment with Bruker, or otherwise outside the scope of this contract; or

b)             rights of others arising out of obligations incurred by the Employee prior to this contract, or otherwise outside the scope of this contract;

In the event of the Employee’s failure to give such notice under such circumstances, Bruker may assume that no such conflict exists. The Employee will make no claim against Bruker with respect to the use of any such invention or idea in the Employee’s work which the Employee performs or causes to be performed for or on behalf of Bruker;

15.                               PERSONAL DATA PROTECTION

With the execution of this contract, the Employee consents that the Company may store, transfer, change and delete all personal data in connection with this employment relationship. In particular, the Employee consents to the transfer of personal data concerning the Employee by the Company to an affiliated company of Bruker outside Switzerland, Bruker agrees to keep all personal data of the Employee strictly confidential.

16.                               NON-COMPETITION AND NON-SOLICITATION

The Employee shall not work for, consult for, or otherwise provide services for, a competitor of the BBIO Group during the term of the employment and for a period of one (1) year after the termination for any reason of the Employee’s employment with the Company. A competitor of the BBIO Group is narrowly defined as any for profit company or entity which manufactures, designs, markets, consults on or sells any types of magnetic resonance- (MR), superconducting magnet-, computer aided tomography- (CT), or positron-emission tomography- (PET) instrumentation for use in biology, chemistry, physics or materials research, or for pre-clinical imaging (everything except human in vivo imaging) applications that the BBIO Group represents. Employee agrees that the above non-compete restrictions cover much less than 5% of the analytical instruments industry.

The Employee shall not, during the period of the Employee’s employment with the Company and for a period of two (2) years after the termination thereof, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the BBIO Group’s (a) relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the BBIO Group; or (b) business by soliciting, encouraging or attempting to hire any of the BBIO Group’s employees or causing others to solicit or encourage any of the BBIO Group’s employees to discontinue their employment with the BBIO Group.

For each breach of the obligations set out above employee shall pay to employer a contractual penalty in the amount of one (1) annual compensation pursuant to article 161 of the Swiss Code of Obligations. Such contractual penalty is due independent of any damage caused to the employer. In addition, employee shall compensate employer for any actual damages. Payment of the contractual penalty does not release employee from complying with the non-compete and non-solicitation obligations. In addition to the contractual penalty and compensation for damages employer may also enforce compliance with the non-compete and non-solicitation obligations and prohibit further breaches of these obligations

17.                               GENERAL PROVISIONS

All notices shall be addressed to the other party to the address as provided by the parties through subsequent written notice.

This contract constitutes the entire agreement and understanding among the parties with respect to the employment of the Employee with the Company, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto.

Any representation or statement (in whatever form) made to the Employee in connection with the Employee’s employment not incorporated in this Agreement shall not be valid and have no effect.

This contract may only be modified or amended in a written form signed by the Employee and an officer or authorized executive of the Company or Bruker. Any provision contained in this contract may only be waived by a document signed by the party waiving such provision. No waiver of any violation or non-performance of this contract in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.

If any provision of this contract is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this contract and the remaining provisions of this contract shall continue in full force. In this event, the contract shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

This contract shall be binding upon the Employee’s heirs, executors, administrators, legal representatives and assigns.

The Employee represents that he has no agreements with, or obligations to, others in conflict with the foregoing.

18.                               SPECIAL:

The supplementary agreement on inventions and confidentiality is an integral part of this contract.

19.                               GOVERNING LAW AND JURISDICTION:

The Swiss Code of Obligations shall apply to the work contract.

This employment contract shall be governed, interpreted and construed in accordance with the substantive laws of Switzerland. Exclusive jurisdiction for all disputes arising out of or in connection with this contract shall be with the competent courts of the Canton of Zurich.

This employment contract was drawn up and signed in duplicate. By his signature, the Employee confirms having received a copy of each of the following regulations together with this contract: Staff regulations, working time agreements, expense rules, regulation of the pension fund of Bruker BioSpin AG, rules for use of the computer infrastructure, referral to proper conduct of business and supplementary agreement for inventions.

Date: April 19, 2018

Employee	Bruker BioSpin AG

/s/ Falko Busse	/s/ Frank Laukien
Falko Busse	Frank Laukien
Bruker Corp. President & CEO

Christian Busch
Mitglied des Verwaltungsrates

Patrick Buechi
Mitglied des Verwaltungsrates

Natascha Anderegg
HR Manager Switzerland